UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

UNITED STATES ANTIMONY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On April 20, 2026, United States Antimony Corporation (“USAC” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 12, 2026. This supplement (the “Proxy Supplement”) should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

This Proxy Supplement is being filed solely to provide clarification with respect to the description of the voting standard for Proposal 2 - To Approve an Amendment to the Certificate of Formation to Increase the Number of Shares Authorized for Issuance by the Company (“Proposal 2”), specifically in the Q&A section of the Proxy Statement.

The voting standard under the heading “Vote Required to Approve Proposals; Effect of Abstentions and Broker Non-Votes” on page 3 of the Proxy Statement is revised to read as follows:

Vote Required to Approve Proposals; Effect of Abstentions and Broker Non-Votes

Directors (Proposal 1) are elected by a plurality of the votes cast by the shares entitled to vote at the annual meeting. Votes may be cast FOR or WITHHELD from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Proposal 2 requires that the proposal receive “FOR” votes from the holders of a majority of the shares entitled to vote on the matter at the annual meeting with respect to Proposal 2. Abstentions and broker non-votes will count towards a quorum, but will have no effect on the outcome of Proposal 2.

Proposal 3 will be approved if more votes are cast “FOR” than “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

A “broker non-vote” occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares.

This description of the voting standard is consistent with the disclosure made on page 21 of the Proxy Statement under the heading “Proposal 2 - To Approve an Amendment to the Certificate of Formation to Increase the Number of Shares Authorized for Issuance by the Company, Required Vote”.

Important Information

This Proxy Supplement should be read in conjunction with the Proxy Statement. Except as described in the Proxy Supplement, the Proxy Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement. This Proxy Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendation of the board of directors with respect to any proposals.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.